UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 16, 2012

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of registrant as specified in its charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho  83706

 (Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 17, 2012, we entered into a loan transaction in the amount of $560,000 with an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”).  The transaction involved the issuance of a Promissory Note, which is payable with interest of 15% per annum, in cash on or before September 30, 2012.  PCS has agreed to issue 100,000 warrants with a 36 month term at $0.15 per share exercise price. The Promissory Note is secured by a Purchase Order in the amount of $741,780 dated July 16, 2012.  The loan proceeds will be utilized to purchase inventory to fulfill the Purchase Order, bring certain vendors and payable accounts current, and finance the operations and logistics required to fulfill and support the order.

The Purchase Order requires delivery of BrickLab and  PCS Robotics  materials to the customer by mid-August, 2012 to ensure that the customer will have met the needs required for their funding which is needed to make payment; we are staging the delivery orders to ensure the materials can be used even without full delivery.

There are risks associated with the delivery requirements, even though we believe that the general risk of rejection of the deliveries if delayed is small.  These risks include, among general risks associated with all forms of transportation, the following:

•

There is risk in the supply chain for inventory and in the staging, packing, and shipment  of  the lab materials which will be complex.

•

Despite all of these efforts, the funds available to the customer for our products could be withdrawn if deliveries are late, and there can be no assurance that we would be paid if the funds were withdrawn; if this happened, we may be required to inventory the materials prepared for delivery without a customer readily available for purchase, while still having the liability under the Promissory Note referenced herein.

No assurance can be given that any one of these or other potential risks will not result in our inability to satisfy the requirements of the Purchase Order though we will remain liable on the Promissory Note.

Item 9.01 Financial Statements and Exhibit

(d)

Exhibit No.

Exhibit Description

10.1

Promissory Note

10.2

Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	July 19, 2012	By:	/s/ Leann R. Gilberg
Leann R. Gilberg
CFO

2